Exhibit 3.9

Exhibit 3.9

Secretary of State

Corporations Division

315 West Tower

#2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530 CONTROL NUMBER: 0544699

EFFECTIVE DATE: 06/23/2005

JURISDICTION: GEORGIA

REFERENCE: 0170

PRINT DATE: 07/22/2005

FORM NUMBER: 311

MARTHA B KELLEY

600 PEACHTREE ST NE STE 2400

ATLANTA, GA 30308

CERTIFICATE OF INCORPORATION

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify under the seal of my office that

SUBURBAN FRANCHISE MERGER, INC. A DOMESTIC PROFIT CORPORATION

has been duly incorporated under the laws of the State of Georgia on the effective date stated above by the filing of articles of incorporation in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/s/ Cathy Cox

Cathy Cox

Secretary of State

CERTIFICATE OF MERGER

OF

SUBURBAN FRANCHISE HOLDING COMPANY, L.L.C.

AND

SUBURBAN FRANCHISE MERGER, INC.

It is hereby certified that:

1.	The constituent business entities participating in the merger are:

(i) Suburban Franchise Holding Company, L.L.C. (the “Disappearing Entity”), which is incorporated under the laws of the State of Georgia; and

(ii) Suburban Franchise Merger, Inc. (the “Surviving Corporation”), which is incorporated under the laws of the State of Georgia. The Surviving Corporation shall be a Georgia corporation.

2. The articles of incorporation of the Surviving Corporation, as amended as set forth below, shall continue to be the articles of incorporation of the Surviving Corporation until] amended pursuant to the provisions of the laws of the State of Georgia.

3. The articles of incorporation of the Surviving Corporation shall be amended upon effectiveness of the merger as follows: Article I shall be deleted in its entirety and replaced with the following in lieu thereof: “The name of the corporation is Suburban Franchise Holding Company, Inc. (the “Corporation”).”

4. The necessary limited liability company and corporate approval of the Plan of Merger by the Disappearing Entity and the Surviving Corporation has been obtained in accordance with the laws of the State of Georgia.

5. The executed Plan of Merger between the Disappearing Entity and the Surviving Corporation is on file at the principal place of business of the Surviving Corporation.

6. A copy of the Plan of Merger will be furnished by the Surviving Corporation, on request, and without cost, to any shareholder or member of each of the Disappearing Entity and Surviving Corporation.

7. The request for publication of the notice of merger will be made in accordance with the Georgia Business Corporation Code.

IN WITNESS HEREOF, the undersigned have caused this certificate to be executed as of this 2nd day of August, 2005.

SUBURBAN FRANCHISE HOLDING COMPANY, L.L.C.

/s/ Kevin J. Lewis

Name: Kevin J. Lewis

Title: Manager

SUBURBAN FRANCHISE MERGER, INC.

/s/ Kevin J. Lewis

Name: Kevin J. Lewis

Title: PRESIDENT/CEO

Secretary of State

Corporations Division

315 West Tower

#2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530 DOCKET NUMBER: 052310949

CONTROL NUMBER: 0544699

EFFECTIVE DATE: 08/11/2005

REFERENCE: 0077

PRINT DATE: 08/19/2005

FORM NUMBER: 412

PAUL, HASTINGS, JANOFSKY & WALKER

MARTHA B. KELLEY

600 PEACHTREE ST., STE 2400

ATLANTA GA 30308

CERTIFICATE OF MERGER AND NAME CHANGE

I, Cathy Cox, the Secretary of State of the Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

SUBURBAN FRANCHISE MERGER, INC., A GEORGIA CORPORATION

Changing its Name to:

SUBURBAN FRANCHISE HOLDING COMPANY, INC.

Nonsurviving Entity/Entities:

SUBURBAN FRANCHISE HOLDING COMPANY, L.L.C., A GEORGIA LIMITED LIABILITY COMPANY

/s/ CATHY COX

CATHY COX

SECRETARY OF STATE

053410692

Georgia

CERTIFICATE OF MERGER

MERGING CHI MERGER SUB, INC.

INTO SUBURBAN FRANCHISE HOLDING COMPANY, INC. 0544699

Suburban Franchise Holding Company, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), does hereby certify:

FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

Name State of Incorporation

CHI Merger Sub, Inc. Delaware

Suburban Franchise Holding Company, Inc. Georgia

SECOND: That the name of the surviving corporation of the merger is Suburban Franchise Holding Company, Inc.

THIRD: That the Certificate of Incorporation of the Corporation, which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

FOURTH: That the executed Agreement of Merger is on file at the office of the surviving corporation, the address of which is 10750 Columbia Pike, Silver Spring, Maryland 20901.

FIFTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any corporation that is a party to the merger.

SIXTH: That the shareholders of each of the constituent corporations of the merger have duly approved the merger pursuant to the applicable provisions of Sections 14-2-110 through 14-2-1104 of the Georgia Business Corporation Code, and Section 14-2-1105 of the Georgia Business Corporation Code.

SEVENTH: That the surviving corporation hereby undertakes that the request for publication of a notice of filing of a certificate of merger and payment therefor will be made as required by Section 14-2-1105.l(b) of the Georgia Business Corporation Code.

EIGHTH: That this Certificate of Merger shall be effective on December 5, 2005.

IN WITNESS WHEREOF, Suburban Franchise Holding Company, Inc. has caused this Certificate to be signed by its Treasurer and Chief Financial Officer this 5 day of December, 2005.

SUBURBAN FRANCHISE HOLDING COMPANY, INC.

By: /s/ Carl E. Newberry

Name: Carl E. Newberry

Title: Treasurer and Chief Financial Officer

ARTICLES OF INCORPORATION

OF SUBURBAN FRANCHISE MERGER, INC.

ARTICLE I.

NAME

The name of the corporation is “Suburban Franchise Merger, Inc.” (the “Corporation”).

ARTICLE II.

ORGANIZATION.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

ARTICLE III. DURATION.

The Corporation shall have perpetual duration.

ARTICLE IV. PURPOSE.

The Corporation is organized to engage in any lawful act for which corporations may be organized under the Georgia Business Corporation Code, which acts and activities may be carried out directly or through interests in other entities.

ARTICLE V.

CAPITAL STOCK.

5.1 Authorized Capital Stock. The Corporation shall have the authority to issue 1,104,284 shares of capital stock consisting of: (a) 1,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”); (b) 3,213 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”); (c) 1,071 shares of Class C Common Stock, no par value per share (the “Class C Common Stock”); and (d) 100,000 shares of Class D Common Stock, no par value per share (the “Class D Common Stock”). The number of authorized shares of any class of the Corporation’s capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) upon the majority vote of the Board of Directors.

5.2 Terms of Common Stock. All shares of the Corporation’s capital stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, and shall be subject to the same qualifications, limitations and restrictions thereof, except as otherwise provided in these Articles of Incorporation or as otherwise required by the Georgia Business Corporation Code.

1

5.3 Certain Definitions. For purposes of these Articles of Incorporation, the following definitions shall apply:

5.3.1 “Affiliate.” With respect to any Person, (i) in the case of a Person who is an individual, any relative of such Person; (ii) any officer, director, trustee, partner, manager, member, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, member, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

5.3.2 “Aggregate Voting Interests.” The total Voting Interests held by shareholders of the Corporation as of the date of any vote taken in accordance with these Articles of Incorporation or the Corporation’s Bylaws.

5.3.3 “Capital Transaction.” Any sale of part or all of the assets of the Corporation, or the receipt of casualty insurance proceeds or condemnation proceeds not necessary in the opinion of the Board of Directors for the operation of the business of the Corporation.

5.3.4 “Distributable Excess Operating Cash.” All cash, revenues and funds received by the Corporation from all sources, plus all funds previously placed in Reserves which the Board of Directors determines are no longer required to be maintained in Reserves, less the sum of the following to the extent paid or set aside by the Corporation: (i) all principal and interest payments on indebtedness of the Corporation and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Corporation’s business; and (iii) such Reserves as the Board of Directors deems reasonably necessary to the proper operation of the Corporation’s business. Distributable Excess Operating Cash shall exclude any portion of the proceeds from a Liquidity Event or any other Capital Transaction or any Refinancing that the Board of Directors determines not to be reasonably required in the operation of the business of the Corporation.

5.3.5 “Ending Distributable Cash “ Any proceeds from a Liquidity Event or any Refinancing not in the ordinary course of business as determined by the Board of Directors and particularly any Refinancing in anticipation of a Liquidity Event or other Capital Transaction including any ending cash balances upon winding up the affairs of the Corporation.

5.3.6 “Economic Interest Owner.” A shareholder of the Corporation who is not a current franchisee of the Corporation or an executive or management employee of the Corporation or SFS, including without limitation (a) holders of Class B Common Stock or Class C Common Stock that acquired their shares by transfer in accordance with Article VI hereof, and (b) any holder of Class D Common Stock whose employment as an executive or management employee of the Corporation or SFS is

ATV)093758.6 2

terminated, whether For Cause or otherwise, and whose shares of Class D Common Stock have not been repurchased by the Corporation, pursuant to Article VI hereof.

5.3.7 “Entity.” Any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

5.3.8 “Fair Market Value.” As of any date, with respect to each class of Common Stock, the value of such class of Common Stock as determined annually by the Board of Directors in their reasonable discretion after consultation with a third party valuation consulting firm, determined as if a Liquidity Event occurred on such date divided by the total number of outstanding shares of capital stock in such Class.

5.3.9 “For Cause.” With respect to any holder of Class D Common Stock: (i) a material breach of such holder’s employment agreement with the Corporation or SFS, if any; (ii) actions or omissions by such holder in the course of employment with the Corporation or SFS that are insubordinate, dishonest, criminal, fraudulent, or in violation of any state or federal law, ordinance, rule, regulation, code or similar pronouncement, including without limitation, misappropriation of funds or any material property of the Corporation or SFS; (iii) obtaining or attempting to obtain any material personal profit from any transaction in which such holder has an interest which is adverse to the interest of the Corporation or SFS; (iv) the willful taking of actions which directly impair such holder’s ability to perform his duties under such holder’s employment agreement with the Corporation or SFS, if any; or (v) being convicted of or pleading guilty or nolo contendere to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude.

5.3.10 “Liquidity Event.” Any of the following: (a) an initial public offering of the capital stock of the Corporation or its subsidiaries or successor entities; (b) the sale, transfer or disposition to any Person or group pursuant to which such Person or group acquires (whether such acquisition is effected by merger, consolidation, sale or transfer of shares or otherwise) more than fifty percent (50%) of the capital stock of the Corporation; or (c) the sale, transfer or disposition to any Person or group pursuant to which such Person or group acquires more than 50% in value of the Corporation’s assets.

5.3.11 “Majority Vote.” Written consent of the Corporation’s shareholders owning more than 50% of the Aggregate Voting Interests of the Corporation then outstanding, or the vote of the Corporation’s shareholders owning more than 50% of the Voting Interests of the Corporation represented at a meeting at which a quorum is present. Unless otherwise indicated herein, a quorum for a meeting of the Corporation’s shareholders shall be shareholders owning more than 50% of the Aggregate Voting Interests of the Corporation then outstanding.

5.3.12 “Person.” Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits. 3

5.3.13 “Refinancing.” The incurring by the Corporation of indebtedness for borrowed money if the repayment thereof is secured by the assets of the Corporation.

5.3.14 “Reserves.” With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Board of Directors for working capital and to pay taxes, insurance, debt service, capital contribution obligations, or other costs or expenses incident to the ownership or operation of the Corporation’s business.

5.3.15 “SFS.” Suburban Franchise Systems, Inc.

5.3.16 “Voting Interest” (a) for each holder of the Corporation’s Class A Common Stock, as of the date of any vote taken in accordance with these Articles of Incorporation or the Bylaws of the Corporation, an amount equal to (i) the number of shares of Class A Common Stock held by such holder, multiplied by (ii) a fraction, (x) the numerator of which is 6,426, and (y) the denominator of which is the total number of shares of Class A Common Stock outstanding as of the date of such vote; (b) for each holder of the Corporation’s Class B Common Stock, an amount equal to the number of shares of Class B Common Stock held by such holder; and (c) for each holder of the Corporation’s Class C Common Stock, an amount equal to the number of shares of Class C Common Stock held by such holder.

5.4 Voting Rights. The holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (except as otherwise required by law) upon each matter submitted to a vote of the shareholders, in accordance with the respective Voting Interest of each shareholder and as further specified herein. A shareholder may vote in person or by proxy appointed in writing by such shareholder or its duly authorized attorney-in- fact. Such proxy shall be filed with the Corporation prior to the vote in question. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Notwithstanding anything to the contrary contained herein, no Economic Interest Owner shall be entitled to vote on any matter submitted to a vote of the shareholders as a result of owning the Corporation’s shares owned by such Economic Interest Owner. Holders of Class D Common Stock shall have no voting rights whatsoever.

5.5 Voting Regarding a Business Combination. Any sale, merger, consolidation, combination, reorganization or similar transaction involving the Corporation must be approved by written consent of the Corporation’s shareholders owning more than 50% of the Aggregate Voting Interests of the Corporation then outstanding, or the vote of the Corporation’s shareholders owning more than 50% of the Aggregate Voting Interests of the Corporation. The definition of a quorum set forth in Section 5.3.10 shall not apply to a vote taken in accordance with this Section 5.5.

5.6 Vesting of Shares of Class D Common Stock. The issued shares of Class D Common Stock, other than those held by an Economic Interest Owner, shall vest over a five (5) year period with twenty percent (20%) of the shares of Class D Common Stock issued to each holder of Class D Common Stock vesting on each of the first, second, third, fourth and fifth anniversaries of the date that such holder of Class D Common Stock became or becomes 4 employed as an executive or managerial employee of the Corporation or SFS. In the event of a Liquidity Event, all unvested shares of Class D Common Stock, other than those held by an Economic Interest Owner, shall immediately vest in such holder of Class D Common Stock. In the event that a holder of Class D Common Stock ceases to be employed by the Corporation as an executive or management employee, such holder of Class D Common Stock shall forfeit to the Corporation the unvested portion of all shares of Class D Common Stock held by such holder of Class D Common Stock and the Corporation shall have no further obligation to such holder of Class D Common Sock with respect to such forfeited shares of Class D Common Stock.

5.7 Distributions of Distributable Excess Operating Cash. Upon determination by the Board of Directors that there is Distributable Excess Operating Cash, the Corporation shall distribute Distributable Excess Operating Cash to the shareholders as follows:

5.7.1 Sixty percent (60%) of the Distributable Excess Operating Cash to be distributed to holders of Class A Common Stock, in proportion to (i) the total number of shares of Class A Common Stock then owned by each holder of Class A Common Stock divided by (ii) the total number of shares of Class A Common Stock outstanding.

5.7.2 Thirty percent (30%) of the Distributable Excess Operating Cash to be distributed to holders of Class B Common Stock, in proportion to (i) the total number of Class B Common Stock then owned by each holder of Class B Common Stock, divided by (ii) the total number of shares of Class B Common Stock outstanding.

5.7.3 Ten percent (10%) of the Distributable Excess Operating Cash to be distributed to holders of Class C Common Stock, in proportion to (i) the total number of shares of Class C Common Stock then owned by each holder of Class C Common Stock, divided by (ii) the total number of shares of Class C Common Stock outstanding.

5.7.4 Other than distributions made in accordance with Article 5.8, holders of Class D Common Stock shall not receive distributions of Distributable Excess Operating Cash.

5.7.5 In the event that the Corporation holds shares of its Common Stock in treasury pursuant to Article 6.7 hereof, upon a distribution of Distributable Excess Operating Cash the Corporation shall receive the portion of Distributable Excess Operating Cash allocable to such shares.

5.8 Distributions of Ending Distributable Cash. Upon the occurrence of a Liquidity Event, Refinancing or other Capital Transaction, the Corporation shall distribute Ending Distributable Cash to the shareholders as follows:

5.8.1 Fifty-one percent (51%) of the Ending Distributable Cash to be distributed to holders of Class A Common Stock in proportion to (i) the total number of shares of Class A Common Stock then owned by each holder of Class A Common Stock, divided by (ii) the total number of shares of Class A Common Stock outstanding.

5.8.2 Twenty-five and one-half percent (25.5%) of the Ending Distributable Cash to be distributed to holders of Class B Common Stock in proportion to 5

(i) the total number of shares of Class B Common Stock then owned by each holder of Class B Common Stock, divided by (ii) the total number of shares of Class B Common Stock outstanding.

5.8.3 Eight and one-half percent (8.5%) of the Ending Distributable Cash to be distributed to holders of Class C Common Stock in proportion to (i) the total number of shares of Class C Common Stock then owned by each holder of Class C Common Stock, divided by (ii) the total number of shares of Class C Common Stock outstanding.

5.8.4 Fifteen percent (15%) of the Ending Distributable Cash to be distributed to holders of Class D Common Stock in proportion to (i) the total number of shares of Class D Common Stock then owned by each holder of Class D Common Stock, divided by (ii) the total number of shares of Class D Common Stock outstanding.

5.8.5 In the event that the Corporation holds shares of its Common Stock in treasury pursuant to Article 6.7 hereof, upon a distribution of Ending Distributable Cash, the Corporation shall receive the portion of Distributable Cash allocable to such shares.

ARTICLE VI.

TRANSFERABILITY AND BUY-SELL PROVISIONS

6.1 General.

6.1.1 Prohibition on Transfers. Except as otherwise specifically provided herein, no shareholder shall have the right to:

(a) sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, (collectively, “sell”), or

(b) gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any portion of shares of the Corporation’s Common Stock unless approved by Majority Vote of the shareholders and unless such transfer is in compliance with all applicable securities laws. The Corporation may require the transferee to deliver a legal opinion in form and substance satisfactory to the Corporation to the effect that the transfer is in compliance with all applicable securities laws. In each subscription agreement for issuance of shares of the Corporation’s Common Stock, each shareholder shall acknowledge the reasonableness of the restrictions on sale and gift of shares of the Corporation’s Common Stock imposed by these Articles of Incorporation in view of the Corporation’s purposes and the relationship of the shareholders. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable.

6.1.2 Permitted Transferees. Notwithstanding the foregoing, any shareholder may, upon written consent of the Board of Directors, transfer any or all of the shares of the Corporation’s Common Stock held by such shareholder to (a) the Corporation, (b) such shareholder’s spouse or lineal descendants (or the spouse or lineal 6 descendants of such shareholder’s shareholders), (c) a Person who acquires shares of the Corporation’s Common Stock from any such shareholder (or such shareholder’s shareholders) pursuant to a will or the laws of descent and distribution, and (d) any trust the beneficiaries of which consist only of such shareholder (or such shareholder’s shareholders) and/or such shareholder’s spouse and lineal descendants (or the spouse or lineal descendants of such shareholder’s shareholders).

6.1.3 Violation of Transfer Restrictions. Any transfer in violation of this Article VI shall be null and void.

6.2 Transferee an Economic Interest Owner Only Unless Admitted.

6.2.1 Conditions of Admission, A transferee of shares of the Corporation’s Common Stock permitted under Article 6.1.2 shall be an Economic Interest Owner unless the removal of such designation is approved by Majority Vote of the shareholders entitled to vote and, unless waived by such Majority Vote, the following conditions have been satisfied:

(a) the transferor, his legal representative or authorized agent must have executed a written instrument of transfer of such shares in form and substance satisfactory to the Board of Directors;

(b) the transferee must have executed a written agreement, in form and substance satisfactory to the Board of Directors to assume all of the duties and obligations of the transferor under these Articles of Incorporation and the Bylaws of the Corporation with respect to the transferred shares and to be bound by and subject to all of the terms and conditions of these Articles of Incorporation;

(c) the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the Board of Directors, to indemnify and hold the Corporation and the other shareholders harmless from and against any loss or liability arising out of the transfer;

(d) the transferee must have executed such other documents and instruments as the Board of Directors may deem necessary to effect the removal of the designation of Economic Interest Owner; and

(e) unless waived by the Board of Directors, the transferee or the transferor must have paid the expenses incurred by the Corporation in connection with the foregoing,

6.2.2 Status of Economic Interest Owners and Related Issues. A permitted transferee of shares of the Corporation’s Common Stock whose designation as Economic Interest Owner is not removed, including without limitation all transferees who obtain such shares pursuant to Article 6.1.2, shall be an Economic Interest Owner only. Such transferee shall not be entitled to vote on any question regarding the Corporation, and the shares transferred shall not be considered to be outstanding for voting purposes. Upon and contemporaneously with any sale or gift of shares of the Corporation’s 7

Common Stock which does not at the same time transfer the balance of the rights associated with the shares transferred by the transferring party (being specifically the rights of the transferring party to participate in the management of the business and affairs of the Corporation), the Corporation shall purchase from the transferring party, and the transferring party shall sell to the Corporation, for a purchase price of $100.00, such remaining rights and interest retained by the transferring party which immediately prior to such sale or gift were associated with the transferred shares. During and throughout such time as the Corporation shall own and control any such rights to participate in the management of the business and affairs of the Corporation which otherwise would have been attributable to any such shares, the Corporation shall not exercise such rights, and all decisions which pursuant to these Articles of Incorporation or the Bylaws of the Corporation are permitted to be made only with the approval of a certain percentage of the shareholders or outstanding shares of the Corporation’s Common Stock shall be based upon the requisite percentage of shares exclusive of such rights of the Corporation. In the event of the subsequent sale or gift of shares to a Person or Entity who already is a shareholder not designated an Economic Interest Owner or who is approved by Majority Vote of the shareholders entitled to vote to have the designation of Economic Interest Owner removed, such purchaser or donee shall be a shareholder not designated an Economic Interest Owner, and contemporaneously with any such sale or gift, the Corporation shall sell to such Person or Entity, and such Person or Entity shall purchase from the Corporation, for a purchase price of $100.00, the rights to participate in the management of the business and affairs of the Corporation attributable to such shares.

6.2.3 Existing Member as Transferee. If a Person is a shareholder and not designated an Economic Interest Owner immediately prior to the purchase or other acquisition by such Person of shares of the Corporation’s Common Stock, such Person shall have all the rights of a shareholder with respect to such purchased or otherwise acquired shares, as the case may be.

6.3 Succession to Economic Rights and Obligations. A transferee of shares of the Corporation’s Common Stock, as an Economic Interest Owner, shall be entitled to all of the transferring shareholder’s economic rights and obligations with respect to the transferred shares and references in these Articles of Incorporation to shareholders shall also constitute a reference to Economic Interest Owners where the provision relates to economic rights and obligations. By way of illustration and not limitation, these provisions would include those regarding distributions and additional contributions.

6.4 Buy-Sell upon Termination of a Class A Common Stock Holder’s Affiliation with a Franchisee. In the event that any franchise agreement by and between SFS and any holder of Class A Common Stock or Affiliate of any holder of Class A Common Stock expires, is terminated or is transferred, the Corporation shall purchase and such holder of Class A Common Stock shall sell to the Corporation, such holder’s Class A Common Stock relating to such franchise agreement, which shall be equal to the number of shares of Class A Common Stock held by such holder for each Suburban Extended Stay Hotel hotel room covered by such franchise agreement (the “Resale Membership Interest”) for a purchase price of $1 per share of Class A Common Stock being sold. The closing of such transaction shall take place in the office of the Corporation in Atlanta, Georgia on a business day designated by the Corporation, which 8 date shall be within 30 days after such holder’s franchise agreement expires, is terminated or is transferred. The purchase price shall be payable by check at closing. At the closing, such holder of Class A Common Stock shall execute and deliver to the Corporation all instruments, documents, and agreements necessary or appropriate to transfer and assign to the Corporation all of the Resale Membership Interest with full warranty of title.

6.5

Redemption of Class B Common Stock and Class C Common Stock, In the event that any holder of Class B Common Stock or Class C Common Stock desires to sell any of its respective shares, such holder must notify the Corporation of this desire in writing and the Corporation may elect to purchase, and, if, the Corporation so elects, such holder shall sell to the Corporation such shares at an amount equal to the greater of (i) the Fair Market Value of such shares, or (ii) the purchase price paid by such shareholder for such shares. The closing of such transaction shall take place in the office of the Corporation in Atlanta, Georgia on a business day designated by the Corporation, which date shall be within 30 days after such holder notifies the Corporation in writing of such holder’s desire to sell its shares. The purchase price shall be payable by check at closing. At the closing, such holder shall execute and deliver to the Corporation all instruments, documents and agreements necessary or appropriate to transfer and assign to the Corporation all such shares with full warranty of title. In the event the Corporation does not elect to exercise the repurchase rights set forth in this Article VI, such holder may proceed to sell its shares, provided, however, that any such sale to a third party other than an Economic Interest Owner only shall require approval by a Majority Vote of the shareholders entitled to vote.

6.6 Buy-Sell upon Termination of a Class D Common Stock Holder’s Employment. In the event that the employment of any holder of Class D Common Stock as an executive or management employee of the Corporation or SFS is terminated other than by the Corporation For Cause, the Corporation may elect to purchase, and, if the Corporation so elects, such holder shall sell to the Corporation, all shares of Class D Common Stock held by such holder for an amount equal to the greater of (x) the Fair Market Value of such shares of Class D Common Stock, or (y) the purchase price paid by such holder for such shares of Class D Common Stock. In the event that the employment of a holder of Class D Common Stock as an executive or management employee of the Corporation or SFS is terminated by the Corporation For Cause, the Corporation may elect to purchase, and if the Corporation so elects, such holder shall sell to the Corporation, all shares of Class D Common Stock held by such holder for an amount equal to the lesser of (i) the purchase price paid by such holder for such shares of Class D Common Stock, or (ii) the Fair Market Value of such shares of Class D Common Stock. The closing of such transaction shall take place in the offices of the Corporation in Atlanta, Georgia on a business day designated by the Corporation. The purchase price of such shares shall be payable by check at closing. At the closing, such holder shall execute and deliver to the Corporation, all instruments, documents and agreements necessary or appropriate to transfer and assign to the Corporation all of such shares of Class D Common Stock with full warranty or title. In the event that the Corporation does not elect to exercise the repurchase rights set forth in this Article VI, the Corporation shall purchase from such holder, and such holder shall sell to the Corporation for a purchase price of $ 100.00, all rights and interest held by such holder other than Economic Interests, and such holder shall cease to be designated an Economic Interest Owner. 9

6.7 Treatment of Repurchased Shares. In the event that the Corporation repurchases shares of any class pursuant to Article VI hereof, such shares shall be held in treasury by the Corporation as an Economic Interest Owner only.

ARTICLE VII.

ADDITIONAL SHAREHOLDERS

7.1 New Franchisees. Any Person that executes a new franchise agreement with SFS after the date of these Articles of Incorporation may acquire shares of Class A Common Stock on or after the date of commencement of operations to the public of the Suburban Extended Stay Hotel property to which such franchise agreement applies, by executing a Subscription Agreement substantially in the form approved by the Board of Directors and such other documents as required by the Board of Directors from time to time. Notwithstanding the foregoing, any Person that has executed a new franchise agreement with SFS prior to the date hereof, but that has not yet purchased shares of Class A Common Stock pursuant to the materials (the “Purchase Materials”) provided to such Person by the Corporation prior to or simultaneously with such Person’s execution of such franchise agreement, may purchase shares of Class A Common Stock in accordance with the terms of the Purchase Materials provided to such Person, provided, however, that such purchase occurs not later than ninety (90) days following the opening of the Suburban Extended Stay Hotel covered by such franchise agreement Each such new franchisee shall be offered a number of shares of Class A Common Stock equal to the number of hotel rooms in the Suburban Extended Stay Hotel property to which such new franchisee’s franchise agreement applies, at $1.00 per share. The admission of new shareholders pursuant to this Article 7.1 shall not require the approval by Majority Vote of the then-existing shareholders entitled to vote.

7.2 New Class D Holders. From time to time, the Board of Directors may, in their sole discretion, issue shares of Class D Common Stock to executive and management employees of the Corporation or SFS on terms and conditions reasonably satisfactory to the Board of Directors. The admission of new shareholders pursuant to this Article 7.2 shall not require the approval by Majority Vote of the then-existing shareholders entitled to vote.

7.3 Transferrees. From the date of the formation of the Corporation, any Person approved by Majority Vote may become a shareholder of this Corporation as a transferee of shares of the Corporation’s Common Stock or any portion thereof, subject to the terms and conditions of these Articles of Incorporation. From the date of the formation of the Corporation, any Person approved by Majority Vote may become a shareholder of this Corporation by the issuance by the Corporation of shares for such consideration as is approved by Majority Vote, subject to the terms and conditions of these Articles of Incorporation. Notwithstanding anything else contained in this Agreement, shares of Class A Common Stock are non-transfereable, and any attempt to transfer any shares of Class A Common Stock shall be null and void and of no force and effect.

7.4 No Retroactivity. No new shareholders shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Corporation. 10

ARTICLE VIII.

REGISTERED OFFICE AND AGENT.

The street address and county of the initial registered office of the Corporation is:

1000 Circle 75 Parkway

Suite 700

Atlanta, Cobb County, Georgia 30339

The initial registered agent of the Corporation at such address is Kevin J, Lewis.

ARTICLE IX.

INCORPORATOR.

The name and address of the incorporator is:

Martha B. Kelley

Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, Suite 2400 Atlanta, Georgia 30308

ARTICLE X.

PRINCIPAL OFFICE,

The mailing address of the initial principal office of the Corporation is:

1000 Circle 75 Parkway Suite 700 Atlanta, GA 30339

ARTICLE XI

BOARD OF DIRECTORS,

The initial Board of Directors of the Corporation shall consist of seven (7) individuals, who shall be Christopher F. Battel, Manoj A. Bhoola, A. V. Grantham, H. Mark Daley, III, Joseph H. Harman, Kevin J. Lewis, and E.L. Pooser.

The number of directors of the Corporation shall remain at seven (7) directors unless and until the shareholders agree to increase or decrease the number of members of the Board of Directors by majority vote. Directors of the Corporation shall be nominated and elected by the shareholders in accordance with the terms and provisions of any agreement among the shareholders of the Corporation as may be in effect from time to time and which specifies directors to be elected, their terms, manner of election, and similar matters pertaining to the Board of Directors, or in the absence of such an agreement, as provided by law. 11

ARTICLE XII.

ACTION BY CONSENT.

Pursuant to the Georgia Business Corporation Code, Section 14-2-704, any action required by the Georgia Business Corporation Code to be taken at a meeting of the shareholders and any action which may be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote were present and voted, subject to the limitations and notice requirements of Section 14-2-704. 12

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the 23rd day of June, 2005.

/s/ Martha B. Kelley Martha B. Kelley Incorporator

600 Peachtree Street, Suite 2400 Atlanta, GA 30308-2222

(404)815-2400 1